Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (the "Agreement") is being entered into between Brooks Automation, Inc. (the "Company") and Martin S. Headley ("Executive"). For purposes of this Agreement, Company includes parent, subsidiary and affiliated entities, and the stockholders, trustees, directors, officers, agents and employees of the Company or such entities. Executive includes heirs, spouse, legal representative and assigns of Executive.

This Agreement (and each other agreement contemplated by this Agreement) sets forth the complete understanding between Executive and the Company and replaces any prior agreements, including the Employment Agreement dated January 28, 2008 between the Company and Executive (the “Employment Agreement”), but excluding any agreements referred to in section 7 of this Agreement and any restricted stock or restricted stock unit agreements that Executive has enterered into with the Company. There are no oral understandings that relate to this Agreement.

Executive acknowledges that the benefits described in this Agreement constitute good and sufficient consideration for this Agreement and include benefits or other valuable consideration in addition to what Executive was entitled to without this Agreement. Unless otherwise provided for expressly in this Agreement, all other benefits will cease as of the date Executive's employment with the Company terminates.

1.Background And Purpose. Executive is currently the Company's Executive Vice President and Chief Financial Officer. The Company and Executive have agreed to end this employment relationship at the conclusion of the Retention Period (as defined below). Executive has agreed to help the Company in its search for a new chief financial officer and to support the transition from Executive to the new chief financial officer. The Company has agreed to provide Executive with Retention Consideration (as defined below), provided that Executive remains employed through the end of the Retention Period and otherwise meets all the terms and condition of this Agreement.

2.Retention Period. The “Retention Period” shall begin on the date both parties execute this Agreement and shall end the earlier of (a) the date on which the Company and Executive mutually agree in writing to end the Rentention Period and (b) June 30, 2013. Notwithstanding the foregoing, the Retention Period may be extended by mutual written agreement to a date later than June 30, 2013. Executive's employment will terminate at the conclusion of the Retention Period. As of the date Executive's employment is terminated, his salary will cease, and any entitlement he has or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described in this Agreement.

3.Retention Consideration. If Executive remains employed during the entire Retention Period and complies with all other terms and conditions stated in this Agreement, Executive will receive the following payments and benefits (collectively, the “Retention Consideration”):

(a)	continuation of wages and benefits through the end of the Retention Period;

(b)
a severance amount equal to one year's base salary ($425,000), payable in bi-weekly installments pursuant to the Company's normal payroll practices, beginning as soon as practicable after the release and waiver of claims referred to in Section 4(a) below becomes irrevocable and ending on or before March 15, 2014 and subject to all applicable deductions;

(c)
an award approved under the terms of the Company's FY2013 performance-based variable compensation plan (“PBVC”), up to a maximum award of $340,000, earned pursuant to the terms of the PBVC (the “Earned PBVC Amount”), which shall be paid in a lump sum at the same time that PBVC awards are paid to other actively employed PBVC participants (but in any event prior to December 31, 2013), plus an additional amount equal to the excess, if any, of $340,000 over the Earned PBVC Amount, which additional amount shall be paid in installments pursuant to the Company's standard payroll practices beginning as soon as practicable after the Earned PBVC Amount is paid and ending on or before March 15, 2014;

(d)
the employer portion of premiums for group health and dental insurance continuation coverage under the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) law for a period of one year after the end of the Retention Period, subject to the conditions set forth in Section 5 below; and

(e)
pursuant to the terms of the Consulting Agreement referred to in Section 4(b) below, the continuation of vesting through the term of the Consulting Agreement of the following time-based restricted stock and/or restricted stock unit awards: (1) grant dated November 8, 2011 of 41,250 shares of restricted stock, of which 13,750 units are scheduled to vest on November 8, 2013; and (2) grant dated December 21, 2012 of 17,500 restricted stock units, of which 5,833 units are scheduled to vest on November 6, 2013; and

(f)
pursuant to the terms of the Consulting Agreement, the vesting of the performance-based portion of the FY2011-2013 Long-Term Incentive Plan (LTIP) grant, based on achievement of the performance metrics established under the LTIP and as determined by the Company's Board of Directors following completion of the fiscal year ending September 30, 2013, subject to a maximum vesting of 30,000 shares of the Company's common stock.

4.Conditions Required for Retention Consideration. In addition to remaining employed through the end of the Retention Period, Executive also must comply with the following conditions to earn and receive the Retention Consideration:

(a)
Release and Waiver of Claims. As a condition to earning and receiving the Retention Consideration, Executive must first execute and deliver to the Company on the last day of employment with the Company a release and waiver of all claims against the Company, its affiliates and employees, in the form attached hereto as Exhibit A; and

(b)
Consulting Agreement. In addition to remaining employed through the Retention Period, Executive agrees to execute a consulting services agreement, in the form attached hereto as Exhibit B (the “Consulting Agreement”), pursuant to which Executive will provide certain consulting services to the Company for a period of time after the Retention Period as set forth therein and the Company shall provide Executive with the continued vesting of the equity grants as described in Section 3(e) and (f) above.

5.Continuation of Benefits.

(a)
If Executive timely elects to purchase group health and dental insurance continuation coverage under the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) law and timely remits Executive's portion of premiums for such coverage, then the Company will maintain such coverage in effect for a period of one year after the end of the Retention Period. The retention period runs concurrently with the COBRA period. Thereafter, Executive may continue receiving group health and dental coverage at Executive's own expense as provided by COBRA law for the remainder of the COBRA period. Eligibility to continue this coverage ends upon the termination of any period allowed by law. Failure by Executive to make timely payment of Executive's portion of the premiums will result in termination of coverage. Executive agrees to notify the Company promptly when he or she is covered by another plan. If Executive is a “highly compensated individual” (as defined in Section 105(h) of the Internal Revenue Code of 1986, as amended), the Company-paid portion of the group health and dental coverage, as determined by reference to the total COBRA premium, will be reported to the IRS as taxable income.

(b)
Executive shall also be entitled to any benefits provided by the Company's 401(k) plan, other retirement plans, and stock option, restricted stock and other equity incentive plans in which Executive is a participant to the extent such benefits are earned and vested as of Executive's last day of employment as determined under the terms of such plans, except as set forth in Section 3(e) and (f) above.

6.Termination of Employment During Retention Period.

(a)
Resignation and Involuntary Termination for Cause. Executive shall become ineligible for the Retention Consideration if Executive resigns his employment prior to the end of the Retention Period, or if Executive is involuntarily terminated by the Company for Cause (as defined in the Employment Agreement) prior to the end of the Retention Period.;

(b)
Involuntary Termination without Cause. In the event that Executive is involuntarily terminated without Cause, Executive will be paid the equivalent of the wages Executive would have earned through the end of the Retention Period as well as the Retention Consideration, which shall be paid in a manner consistent with the terms of Section 3 above;

(c)
No Change in Executive's At-Will Status. Neither this Section 6 nor any other provision of this Agreement shall be construed as modifying or altering the at-will status of Executive's employment with the Company. Executive is free to resign at any time, for any reason or for no reason. Similarly, subject to conditions set forth in Section 6(b), the Company is free to terminate Executive's employment at any time, for any or no reason;

7.Non-Competiton; Non-Solicitation. Executive acknowledges that Executive signed an Employee Nonsolicitation and Proprietary Information Agreement, a copy of which is attached hereto as Exhibit C and is incorporated herein by reference, and remains in full force and effect.

(a)
Additionally for a period of one year after the end of the Retention Period (the “Non-Competition Period”), Executive agrees that Executive, directly or indirectly, shall not, whether as owner, partner, shareholder (except in the case of stock traded on a public exchange), director, consultant, agent, employee, guarantor, surety or otherwise, or through any person, consult with or in any way aid or assist any competitor or the Company (or its subsidiaries or affiliates that the Executive, after notice to and discussion with the company, actually knows is a competitor), or engage or attempt to engage in any employment consulting or other activity, which activity competes, directly or indirectly, with the business of the Company or any affiliate anywhere in the world. For this section, Executive agrees that the filing of any patent or provisional patent application in any jurisdiction by the Executive for inventions related to the business of the Company is a competing activity. For purposes of this Agreement, the term “employment” shall include the employment of Executive as an employee, consultant, agent, independent contractor or otherwise. Executive acknowledges that Executive's participation in the conduct of any such business alone or with any person other than the Company will materially impair the business and prospects of the Company.

(b)
In addition to and without limiting the foregoing, during the term of the Non-Competition Period, Executive shall not attempt to or assist any other person in attempting to do any of the following: (i) hire any director, officer, employee, or agent of the Company or any subsidiary or affiliate, or encourage any such person to terminate such relationship with the Company or any subsidiary or affiliate, as the case may be; (ii) encourage any customer, client, supplier or other business relationship of the Company or any subsidiary or affiliate to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of the Company or any subsidiary or affiliate; as the case may be; (iii) encourage any prospective customer or supplier not to enter into a business relationship with the Company or any subsidiary or affiliate and any customer, supplier or other business relationship of the Company or any subsidiary or affiliate or; (iv) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company or any subsidiary or affiliate and any customer, supplier or other business relationship of the Company or any subsidiary or affiliate or; (v) sell or offer to sell or assist in or in connection with the sale to any customer or prospective customer of the Company or any subsidiary or affiliate any products of the type sold or rendered by the Company or any subsidiary or affiliate.

(c)
The term “competitor” includes but is not limited to, the following named companies AMAT, Celestica, Daihen, Genesis, Genmark, Hamilton, HighRes Biosolutions, Inficon, Innovative Robotics, Instrutech, JEL, Kawasaki, Kostec, Liconic, Matrical, M.K.S., Persimmon Technologies, Recif, Rorze, Sankyo, SHI, Sinfonia, Tazmo, Telemark, TDK, ThermoFisher, Tsubakimoto, TTP Labtech, U.C.I. and Yaskawa, and any other company that competes with Brooks' product and service offerings at the end of the Retention Period.

(d)
Employee will notify the Company in writing in the event Employee takes up a position of any sort with any company or person whose activities or products are directly or indirectly competitive with activities or products of the Company.

8.Return of Property. Executive will deliver to the Company all documents or materials of any nature belonging to it whether in original form or copies of any kind, including any trade secrets and proprietary information. Executive will return all property belonging to the Company including, but not limited to, keys, access card, computer software, and any related equipment.

9.Section 409A Requirements. Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to Executive under this Agreement:

(a)
For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (1) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (2) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (a) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (b) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing Executive's “separation from service” (as defined for purposes of Section 409A)) the “two‑years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

(b)
If Executive is a “specified Executive” as defined in Section 409A (and as applied according to procedures of the Company) as of Executive's separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first day of the seventh month following Executive's separation from service, or (2) Executive's date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following Executive's separation from service.

(c)
If this Agreement fails to meet the requirements of Section 409A, the Company shall not have any liability for any tax, penalty or interest imposed on Executive by Section 409A, and Executive shall have no recourse against the Company for payment of any such tax, penalty or interest imposed by Section 409A.

10.Miscellaneous

(a)
Equitable Relief. If Executive violates Executive's obligations under this Agreement, the Company will have the right to pursue any and all remedies at law or in equity including injunctive relief and to obtain money damages and recover the value of any benefit which Executive received as a result of Executive's violation.

(b)	Governing Law; Submission to Jurisdiction. This Agreement will be governed by Massachusetts law. Executive consents to the jurisdiction of any court within Massachusetts.

(c)
Severability. In case it is determined by a court of competent jurisdiction that any provision herein contained is illegal or unenforceable, such determination shall not impair the remaining provisions of this Agreement.

(d)	Consideration Received. It is expressly understood and acknowledged by Executive that this Agreement provides Executive with valuable consideration to which Executive would not ordinarily be entitled.

(e)	No Amendments. This Agreement may not be amended except by a writing signed by the party against whom enforcement is sought.

(f)	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

(g)
No Disparagement. Executive agrees that Executive will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, Executives, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

(h)
Successors and Assigns. This Agreement may be assigned by the Company in its sole discretion, provided that it shall be binding upon the Company's successors and assigns. Executive may not assign this Agreement.

(i)	No Duress. Executive acknowledges that Executive has been afforded sufficient time to understand the terms and effects of this Agreement, and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

IN WITNESS WHEREOF, Executive and the Company's duly authorized representative have caused this Agreement to be executed on the dates shown below.

Dated: March 5, 2013		/s/ Martin S. Headley
Martin S. Headley

BROOKS AUTOMATION, INC.
Dated: March 5, 2013	BY:	/s/ Stephen S. Schwartz
	Name:	Stephen S. Schwartz
	Title:	President and Chief Executive Officer